Exhibit 10.26

DEERE & COMPANY
HITACHI CONSTRUCTION MACHINERY CO., LTD.
JOINT VENTURE AGREEMENT

                This agreement (the “Agreement”) is made and entered into this 16th day of May, 1988 by and between Deere & Company, a Delaware corporation (“Deere”), and Hitachi Construction Machinery Co., Ltd., a Japanese corporation (“Hitachi”).

Recitals

                Deere and Hitachi are parties to an agreement dated February 19, 1983 that provides for the distribution by Deere of Hitachi manufactured excavators under the Deere trademark on an exclusive basis in certain size ranges below 33 metric tons. Hitachi has developed a dealer organization in North America that distributes excavators and shovels under the Hitachi trademark, with particular emphasis on excavators and shovels over 33 metric tons in size. Deere and Hitachi are now desirous of entering into a joint venture arrangement for the manufacturing and distribution of excavators which will create manufacturing and marketing efficiencies, provide greater flexibility in responding to changing economic conditions, enable the parties to compete effectively with larger integrated manufacturers of excavators and maximize sales of excavators in North, Central and South America (the “Territory”) through the expansion of the product lines currently being distributed under the Deere and Hitachi trademarks and tradenames.

Covenants

                In consideration of the premises and the mutual covenants of the parties set forth herein, the parties hereto agree as follows:

ARTICLE I
Organization of the Company

                l.1            Formation.  Deere and Hitachi shall cause to be organized a close corporation (the “Company”) under the General Corporation Law of Delaware. The Certificate of Incorporation and Bylaws of the Company shall be in the forms attached hereto as Exhibits A and B, respectively.

                1.2           Name.  The name of the Company shall be Deere-Hitachi Construction Machinery Corporation.

                1.3           Purposes.  The purposes of the Company shall be to (a) establish a facility in North America for the manufacture of excavators, components and repair parts thereof of the types designed and manufactured by Deere in the United States and by Hitachi in Japan; (b) manufacture all or part of such excavators at the facility; (c) expand the product lines of excavators currently being marketed under the Deere and Hitachi tradenames and trademarks; (d) distribute excavators and service parts manufactured or purchased by the Company on an exclusive basis in the Territory; and (e) engage in any other lawful act or activity as provided for by the Certificate of Incorporation and Bylaws of the Company.

                1.4           Authorized Capital.  As set forth in Exhibit A hereto, the initial authorized capital of the Company shall consist of 1,000 shares of common stock, no par value (the “Shares”).

                1.5.          Initial Stock Subscription and Use of Funds.  (a) Each of Deere and Hitachi (the “Shareholders”) shall subscribe to 500 Shares and pay to the Company therefor the sum of approximately $15.75 million in immediately available funds, or as otherwise agreed by the parties and the board of directors of the Company except that (i) Deere may pay part of its subscription by the transfer to the Company of certain machinery and equipment as listed and described on Exhibit C hereto, which for this purpose shall be valued at net book value as of the Closing based on financial statements of Deere which shall be audited in accordance with generally accepted accounting principles applied on a consistent basis and (ii) Hitachi may pay part of its subscription by the transfer to the Company of (A) 70% (1,750,000 shares) of the issued and outstanding shares of Hitachi Construction Machinery (America) Corporation (“HCMA”) which for this purpose shall be valued at net book value as of the Closing based on financial statements of HCMA which shall be audited in accordance with generally accepted accounting principles applied on a consistent basis and (B) 1,999 of the issued and outstanding shares of Marubeni Construction Machinery Canada, Ltd. ("MCMC"), which for this purpose shall be valued at net book value as of the Closing based on financial statements of MCMC which shall be audited in accordance with generally accepted accounting principles applied on a consistent basis.

                (b)           The Company may purchase from certain companies affiliated with Hitachi or Deere, and Hitachi or Deere shall cause such companies to sell to the Company the machinery and equipment listed and described on Exhibit D, the prices of which shall not include any engineering or technical fees added by the parties.

                1.6           Transfer of Shares.  Neither Shareholder shall sell, assign, transfer or otherwise dispose of or encumber, by sale, gift, pledge or otherwise any of its Shares without the prior written consent of the other Shareholder. Notwithstanding the foregoing, a Shareholder may sell, transfer or assign its Shares to a wholly-owned subsidiary of the Shareholder, provided that such subsidiary agrees in writing to be bound by this Section 1.6 as though it were a Shareholder and shall take no actions which are contrary to the terms of this Agreement. Each share certificate issued by the Company shall bear the following legend:

The shares evidenced by this certificate were issued the pursuant to a certain Joint Venture Agreement dated May 16th, 1988 (the “Agreement”) by and between Deere & Company and Hitachi Construction Machinery Co., Ltd. The Agreement restricts the sale, assignment, transfer or other disposition, or the encumbrance by sale, gift, pledge or otherwise of such shares and any such sale, assignment transfer or other disposition or encumbrance may be made only in accordance with the terms and conditions thereof.

ARTICLE II

Closing

                2.1           Time and Place of Closing.  The Closing of the payment for the subscriptions referred to in Section 1.5 and the execution of the other agreements referred to in Section 3.1(c) (the “Closing”) shall take place at the offices of Deere at 10:00 a. m., local time on May 31, 1988, or at such other time, date or place as the parties hereto may mutually agree.

                2.2           Authorizations, Approvals or Consents.  Each of Deere and Hitachi shall use its best efforts to obtain, prior to the date set forth in Section 2.1 for the Closing, any authorization, approval, consent or review from or by governmental authorities, third parties, or the respective boards of directors of the parties that may be necessary or advisable to carry out the transactions contemplated by this Agreement and the exhibits hereto. In no event shall the Closing take place prior to the obtaining or completion of all such authorizations, approvals, consents or reviews.

                2.3           Organization of the Company and Stock Subscriptions.  Prior to the Closing, each of Deere and Hitachi shall have taken the action set forth in Section 1.1 of this Agreement.

ARTICLE III

Shareholder Voting

                3.1           Agreement to Vote.  Each Shareholder shall vote its Shares, use its best efforts to cause members of the board of directors of the Company (the “Board of Directors”) designated by such Shareholder pursuant to Section 4.1 of this Agreement to cast their votes, to effectuate the following matters:

                (a)  the election of an eight-member Board of Directors in accordance with the provisions of Section 4.1 of this Agreement;

                (b)  the adoption of Bylaws of the Company in the form attached hereto as Exhibit B; and

                (c)  the taking of all such action by the Company as is necessary to (i) adopt, ratify and implement all provisions of this Agreement; and (ii) enter into a Manufacturing License Agreement, a Name and Trademark Agreement and a Supply Agreement with each of Deere and Hitachi in the forms attached hereto as Exhibits E, F, G, H, I, and J respectively;. and a Supply Agreement with Deere in the form attached hereto as Exhibit K.

                3.2           Meetings of Shareholders.  Annual and special meetings of the shareholders of the Company shall be called and held in accordance with the Bylaws of the Company. The Bylaws shall provide that at any meeting of the shareholders of the Company, the holders of two-thirds of the capital stock outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

                3.3           Matters Requiring Shareholder Approval.  The only matters presented for vote of the shareholders of the Company shall be those required by the General Corporation Law of Delaware to be voted on by the shareholders and such other matters as may be agreed upon by the parties; provided that none of the following matters shall be authorized unless it has been approved by the affirmative vote of the holders of at least two-thirds of the voting stock of the Company outstanding on the record date for the meeting (or at the time of the meeting if no record date is fixed):

                (a)  any amendment to the Certificate of Incorporation of the Company;

                (b)  the merger or consolidation of the Company with another entity including any subsidiary of the Company;

                (c)   the voluntary bankruptcy, liquidation or dissolution of the Company;

                (d)  the increase, decrease or any other change in the authorized capital stock of the Company; and

                (e)  the transfer of substantially all of the assets of the Company or of any of its subsidiaries to any person or entity.

ARTICLE IV

Board of Directors

                4.1           Responsibility and Composition.  The Board of Directors shall be responsible for the overall management of the business and affairs of the Company and each of its subsidiaries. The Board of Directors shall consist of eight members, four of whom may be designated by Deere (one of whom shall be the President of the Company) and four of whom may be designated by Hitachi. Each of Deere and Hitachi shall have the right to approve or reject the director candidates designated by the other, provided that neither party will unreasonably withhold its approval of any such candidate. In the event that a vacancy on the Board of Directors is caused by the death, resignation or removal of a director prior to the end of such director’s term of office, the Board of Directors shall elect a successor director designated by the Shareholder who had designated the prior occupant of the vacant board seat (subject to the same right of approval or rejection in Deere or Hitachi). Either party may, from time to time, elect to change a director or directors which it has designated, and the Board of Directors shall take such action as may be necessary to effectuate such change (subject to the same right of approval or rejection in Deere or Hitachi).

                4.2           Meetings of the Board of Directors.  Annual, regular and special meetings of the Board of Directors shall be called and held in accordance with the Bylaws of the Company. At any meeting of the Board of Directors, three directors shall constitute a quorum for the transaction of business, provided such quorum shall include at least one director who was designated by Hitachi and at least one director who was designated by Deere.

                4.3           Matters Requiring Special Approval.  Notwithstanding any other provision in this Agreement to the contrary, any action of the Company or any of its subsidiaries with respect to any of the following matters shall require the approval of at least one director designated by Hitachi and at least one director designated by Deere:

                (a)  the approval of annual financial statements and policies relating to the investment or allocation of surplus funds and creation of reserve accounts;

                (b)  the approval of annual business, strategic, and manufacturing plans and annual capital budgets;

                (c)  the making of any investment in the equity or debt securities of another corporation or in any partnership or other enterprise (other than temporary investment of cash in money market instruments);

                (d)  the formation, dissolution, merger or consolidation of any subsidiary of the Company;

                (e)  the making of any material capital expenditure not otherwise provided for in an annual business plan or annual capital budget that has been approved by the Board of Directors pursuant to this Section 4.3;

                (f)  the extension of any material credit, including the lending of funds by the Company, to another person or entity other than in the ordinary course of the business of the Company or to a wholly-owned subsidiary of the Company;

                (g)  the establishment or closure of any place of business of the Company that would be (at the time of establishment) or is (immediately prior to the time of proposed closure) a material part of the business of the Company;

                (h)  the merger or consolidation of the Company with another entity including any subsidiary of the Company;

                (i)  the voluntary bankruptcy, liquidation or dissolution of the Company;

                (j)  the declaration or payment of any dividends;

                (k)  the issuance of any equity security, including but not limited to any warrant, stock option or convertible debt, to any person or entity;

                (1)  the transfer of any material asset of the Company or of any of its subsidiaries other than in the ordinary course of business to any Shareholder or to any other person or entity;

                (m)  the addition of any product line other than excavators and components thereof or the elimination of any product line;

                (n)  the amendment to the range of models offered to Deere or Hitachi dealers as set forth on Exhibit N; and

                (o)  any amendment to the Bylaws of the Company.

                4.4           Election of Officers.  The Board of Directors shall elect officers consisting of a President, Vice-President for Administration, Vice-President for Manufacturing, Vice-President for Deere Marketing, Vice-President for Hitachi Marketing, Vice-President for International Relations and such other officers as provided for in the By-Laws. Deere shall be entitled to nominate the President, the Vice President for Administration, and Vice President for Deere Marketing. Hitachi shall be entitled to nominate the Vice President for

Manufacturing, the Vice President for Hitachi Marketing, and the Vice President for International Relations.

                Each of Deere and Hitachi shall have the right to approve or reject the officer candidates nominated by the other, provided that neither party will unreasonably withhold its approval of any such candidate. The candidates so nominated and approved from time to time shall be elected by the Board of Directors. Either party may, from time to time, elect to change an officer or officers which it has nominated, and the Board of Directors shall take such action as may be necessary to effectuate such change (subject to the same right of approval or rejection in Deere or Hitachi).

                4.5           Subsidiaries.  The Company shall take such action as is necessary to cause the Boards of Directors of HCMA and MCMC and any other subsidiary of the Company to consist of the President and the Vice Presidents of the Company unless otherwise agreed by the parties.  Hitachi shall be entitled to nominate the Presidents of HCMA and MCMC and Deere shall have the right to approve or reject any such candidate provided that Deere will not unreasonably withhold its approval of any such candidate.

ARTICLE V

Accounting and Financial Policies

                5.1           Books and Records.  The Company shall maintain books and records in accordance with United States generally accepted accounting principles applied on a consistent basis. Such books and records shall be maintained on the accrual method of accounting and shall otherwise comply with the applicable legal requirements and be adequate to permit the filing of tax returns by the Company. Either Shareholder or a representative designated by it shall at all times have the right to inspect and examine the books and records of the Company at its headquarter’s office during normal business hours of its operations.

                5.2           Financial Reports.  Within 90 days after the end of the fiscal year, the Company shall cause to be prepared and distributed to each Shareholder audited financial statements of the Company as of the end of and for such year, all of which shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

                5.3           Fiscal Year.  The fiscal year of the Company shall end on December 31st.

                5.4           Appointment of Auditors.  The Company shall retain a firm of independent public accountants appointed by the Board of Directors.

                5.5           Financial Policies and Dividends.  All of the financial policies of the Company, including, but not limited to, the declaration of dividends, compensation and bonus policies for personnel, investment or allocation of surplus funds, and creation of reserve accounts, shall be established by the Board of Directors.

ARTICLE VI

Representations and Warranties of Hitachi

                In order to induce Deere to enter into this Agreement and to consummate the transactions contemplated hereby, Hitachi makes the following representations and warranties:

                6.1           Organization, Power and Authority. Hitachi is a corporation duly organized and legally existing in good standing under the laws of Japan and has full corporate power and authority necessary to enter into this Agreement and to carry out all of the agreements and transactions contemplated hereby.

                6.2           Due Authorization and Absence of Breach.  The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Hitachi. This Agreement has been duly executed and delivered by Hitachi and is a valid and binding obligation of Hitachi, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or violate any provisions of (i) the charter of Hitachi, (ii) any law, ordinance or regulation, or (iii) any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Hitachi; (b) result in any breach of or default under any mortgage, contract, agreement, indenture, trust, or other instrument which is either binding upon or enforceable against Hitachi; or (c) violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against Deere.

                6.3           Accuracy of Information Furnished by Hitachi.  To the knowledge of Hitachi, no representation, statement or information made or furnished by Hitachi in this Agreement and the other information and statements previously furnished in writing by Hitachi, contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. All assets to be contributed by Hitachi to the Company and all assets and liabilities of HCMA and MCMC shall be subject to audit in accordance with United States generally accepted accounting principles prior to the Closing by a certified independent auditor designated by Deere.

                6.4           Litigation.  There is no action, suit, proceeding or investigation pending or, to the knowledge of Hitachi, threatened or contemplated which questions the legality, validity or propriety of the agreements or transactions contemplated by this Agreement.

                6.5           Hitachi Subsidiaries. Hitachi makes the representations and warranties relating to HCMA and MCMC as set forth on Exhibit L.

ARTICLE VII

Representations and Warranties of Deere

                In order to induce Hitachi to enter into this Agreement and to consummate the transactions contemplated hereby, Deere makes the following representation and warranties:

                7.1           Organization, Power and Authority.  Deere is a corporation duly organized and validly existing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to carry out all of the agreements and transactions contemplated hereby.

                7.2           Due Authorization and Absence of Breach. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby have been duly authorized by all necessary corporate action of Deere. This Agreement has been duly executed and delivered by Deere and is a valid and binding obligation of Deere, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of (i) the charter of Deere, (ii) any law, ordinance or regulation, or (iii) any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Deere; (b) result in any breach of or default under any mortgage, contract, agreement, indenture, trust or other instrument which is either binding upon or enforceable against Deere; or (c) violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against Hitachi.

                7.3           Accuracy of Information Furnished by Deere. To the knowledge of Deere, no representation, statement or information made or furnished by Deere in this Agreement and the other information and statements previously furnished in writing by Deere, contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. All assets to be contributed by Deere to the Company shall be subject to audit in accordance with United States generally accepted accounting principles prior to the Closing by a certified independent auditor designated by Hitachi.

                7.4           Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Deere, threatened or contemplated which questions the legality, validity or propriety of the agreements or transactions contemplated by this Agreement.

                7.5           Good Title to Assets Contributed. Deere has good and marketable title to the assets set forth on Exhibit C, free and clear of all liens, claims, encumbrances, equities or interests of every kind, nature and description whatsoever.

ARTICLE VIII

Other Agreements

                8.1           Exclusivity. Except as otherwise agreed in writing, from and after the Closing, neither Deere nor Hitachi nor any of their respective affiliates shall, (1) distribute excavators (including service parts and components therefor) in the Territory, (2) distribute any other product which is either manufactured or distributed by the Company (including service parts and components therefor) in the Territory, (3) license any third party to manufacture excavators (including service parts and components therefor) for distribution in the Territory, or (4) license any third party to manufacture any other product which is either manufactured or distributed by the Company (including service parts and components therefor) for distribution in the Territory, except in accordance with the terms and conditions of this Agreement and the exhibits attached hereto. To the extent that it is necessary to manufacture excavators or components locally to preserve distribution in any country, Hitachi and Deere shall meet and mutually decide on any appropriate action or actions to be taken by each party to best preserve the distribution of the products under this Agreement. Hitachi shall use its best efforts to preserve the exclusivity of the Company in the Territory with respect to the products which are the subject of this Agreement, including service parts and components therefor. As an exception to the foregoing exclusivity provision, Hitachi shall have the right to honor its obligations under agreements with dealers in Central or South America, as listed on Exhibit M, which predate the closing date as set forth in Section 2.1. However, it is further agreed that Hitachi shall terminate, or seek to transfer to the Company, upon the approval of the Company, such dealer agreements at the earliest possible legal opportunity. After discussions with Deere and Hitachi, the Company shall evaluate and select the most appropriate distribution systems in Central and South America. Such evaluations may include such matters as financial and legal aspects, past and current sales records, cancellation fee, ability of handling both medium and large excavators, service, and related issues. The Company also will evaluate both Deere and Hitachi dealers in each country of Central and South America. The objective of the Company shall be to create a more efficient distribution system for Hitachi and Deere branded machines. Hitachi shall take appropriate steps to ensure that any interim shipments in Central and South America are for consumption within the respective dealer’s area of responsibility and are reasonably related to the dealer’s market potential and domestic machine population. It is the intention of the parties to resolve all such dealer relationships with the objective of establishing the Company as the exclusive distributor of excavators or any other product which is either manufactured or distributed by the Company (including service parts and components for such excavators or other products), in the Territory. As a further exception, Deere and Hitachi shall have the right to manufacture and distribute in the Territory excavators in the mini-excavator class (i.e., typically below 6 metric tons with pivot boom configuration).

                8.2           Confidentiality. In connection with the operations of the Company, the parties hereto may make available to the Company certain information designated in writing to be confidential (“Confidential Information”). Except as otherwise provided in this Agreement or the exhibits hereto, all such Confidential Information shall be treated by the Company as confidential and shall not be disclosed to anyone except to those persons having a legitimate business need for such information and subject to the provisions set forth herein. Such Confidential Information shall be and remain at all times the property of the party providing such Confidential Information and neither the Company, nor any of its subsidiaries nor any director, officer or employee of the Company or any of its subsidiaries shall have the right to disclose such Confidential Information to (i) the other party (ii) any affiliate of such other party or (iii) any director, officer, employee, agent or representative of such other party or any of its affiliates. In particular such Confidential Information shall under no circumstances be deemed to be a property right or asset of the Company to which any party or its affiliate is entitled by virtue of its ownership interest in the Company or otherwise. Each party and its affiliates shall not, without the prior written consent of the party providing Confidential Information, disclose any Confidential Information to any third party except as otherwise required by law or government regulation. In the event Confidential Information is furnished by the Company to a third party, the Company shall first require the third party to enter into a written agreement preserving the confidentiality of such Confidential Information and limiting its disclosure to persons who have a legitimate business need for such Confidential Information.

                8.3           Indemnification.

                                (a)           Each party to this Agreement shall defend, indemnify and hold harmless the other party and the Company from and against any material claim, liability, demand, loss, damage, judgment or other obligation or right of action which may arise as a result of:

                                                (i)            breach of this Agreement by the indemnifying party;

                                                (ii)           misrepresentation by the indemnifying party to third parties;

                                                (iii)          anything done or omitted to be done through the gross negligence or willful misconduct of the indemnifying party or of its officers, directors, employees or agents; or

                                                (iv)          any action by any of the indemnifying parties, officers, directors, employees or agents (which are not individuals holding positions of employment in the Company) which action has not been authorized by the Board of Directors of the Company or which binds the Company beyond the scope of this Agreement.

                                (b)           Hitachi shall defend, indemnify and hold harmless Deere and the Company from and against any material claim, liability, demand, loss, damage, judgment or other obligation or right of action arising from acts or omissions of HCMA and MCMC occurring prior to the Closing. Such indemnification shall include, but not be limited to, the following:

                                                (i)            obligations to dealers or distributors arising from contractual relationships in existence prior to the Closing;

                                                (ii)           obligations related to sales promotion and allowances prior to Closing unless adequately accrued on the books of HCMA and MCMC at Closing;

                                                (iii)          liabilities resulting from the sale of products prior to Closing unless adequately accrued on the book of HCMA and MCMC at Closing including, but not limited to, (A) warranty expenses and administration (such administration to be handled in the same manner and under the same terms as it was prior to Closing), (B) product liability claims and litigation, (C) product recalls and (D) uncollectible receivables; and

                                                (iv)          prior service, pension and insurance benefit liabilities for employees transferred to the Company unless adequately accrued on the books of HCMA and MCMC at Closing.

                                (c)           Each party shall use its best efforts to cause the members of the Board of Directors designated by each such party, pursuant to Section 4.1 of this Agreement, to cause the Company to defend, indemnify and hold harmless Deere and Hitachi from and against any material claim, liability, demand, loss, damage, judgment or other obligation or right of action which may arise as a result of any act or omission of the Company or any of its subsidiaries occurring subsequent to the Closing.

                                (d)           In the event that either party shall become obligated to indemnify the other party under this Section 8.3, the parties shall meet to decide how to best satisfy such obligation, taking into account the facts and circumstances giving rise to such obligation and the magnitude of such obligation.

                8.4           Improvements, Inventions and Know-How. Except as provided in the Manufacturing License Agreements attached hereto as Exhibits E and F, (a) any and all improvements, inventions and know-how, patentable or unpatentable, which may be developed by the Company during the term of this Agreement shall be the property of the Company. Each party hereto shall use its best efforts to cause the members of the Board of Directors designated by such party, pursuant to Section 4.1 of this Agreement, to cause the Company to grant a non-exclusive royalty free license, to each of Deere and Hitachi to make, use or sell any an all such improvements, inventions and know-how, and (b) nothing herein shall grant to either Deere or Hitachi any rights to proprietary technology owned by the other party.

                8.5           Financial Protection. It is the intent of the parties to financially structure the Company in such a fashion that neither Hitachi nor Deere shall be financially disadvantaged by the creation of the Company. Transfer pricing between the parties and the Company shall take into account the marketing and product support expenses incurred by either party on behalf of the products sold to and distributed by the Company together with the income properly attributable thereto. This intent shall not be construed as requiring frequent changes in transfer price relationships to preserve perfect equality; rather, such transfer price relationships shall be adjusted only when material and nontransitory inequities are determined to result from the then current transfer price relationships. In that event, the parties shall meet to negotiate proper adjustments and changes. The parties agree to review and consider the need for changes in transfer price relationships at least annually.

                8.6           Sources of Components and Parts. With the exception of the incorporation of Deere engines into all Deere-branded excavators models, the Company shall only use the designs and specifications supplied by Deere for the Model 690 and successor models, and the designs and specifications supplied by Hitachi for all remaining models, provided however that the Company shall have the right where cost effective to purchase components and parts for such excavators from third party sources so long as those components and parts meet or exceed the required designs and specifications of Deere or Hitachi, as determined by Deere or Hitachi, respectively.

                8.7           Primary Marketing Objective. The parties agree that the primary marketing objectives of the Company shall be:

                (a)           to maximize the sales of excavators under both the Deere and Hitachi tradenames and trademarks; to simultaneously expand the range of models offered to Deere or Hitachi dealers as set forth on Exhibit N; and to maintain and strengthen existing dealer networks.

                (b)           to identify and develop opportunities for greater distribution efficiencies for both Hitachi and Deere-branded machines through the use of integrated support, administrative, and promotional efforts. Such efficiencies will be implemented in a fashion that minimizes potentially disruptive effects at the dealer level for both Deere and Hitachi dealers. It is contemplated that such efficiencies will eventually include the merger of HCMA and MCMC, and the incorporation of the excavator business of Deere into the Company, subject to Section 4.3(h) of this Agreement.

                8.8           Formation Expenses. Except as they may otherwise agree, each party shall bear its own expenses incurred in connection with the formation of the joint venture.

                8.9           Liabilities Retained by the Parties. All material existing liabilities of the parties as of the Closing, including all material contingent liabilities arising from acts or omissions of the parties occurring prior to the Closing, shall be retained by the parties. Such liabilities shall include, but not be limited to, the following:

                (a)           obligations to dealers or distributors arising from contractual relationships in existence prior to the Closing;

                (b)           obligations related to sales promotion and allowances;

                (c)           costs of transferring Deere and Hitachi employees to the Company, including all incentives and moving expenses;

                (d)           liabilities resulting from the sale of products prior to the Closing, including but not limited to

                                (i)            warranty expense and administration,

                                (ii)           product liability claims and litigation,

                                (iii)          product recalls, and

                                (iv)          uncollectible receivables; and

                (e)           prior service, pension and insurance benefit liabilities for employees transferred to the Company.

                8.10         Operating Losses. In the event the Company sustains, or is projected to sustain, operating losses which threaten its continued viability, the parties agree to discuss and consider the adoption of appropriate measures to return the Company to a sound financial base. Such measures shall include, but not be limited to, the following:

                                (a)           the revision of transfer prices for goods sold by the parties to the Company,

                                (b)           the contribution by the parties in equal amounts of additional operating capital, and

                                (c)           the review of total distribution costs.

                If, despite the good faith efforts of the parties, such operating losses continue, the parties may agree to terminate the Agreement.

ARTICLE IX

Term and Termination

                9.1           Term. This Agreement shall become effective as of the date hereof and shall continue in full force and effect for an indefinite term hereafter unless terminated in accordance with the provisions of this Agreement.

                9.2           Termination. Each of Deere and Hitachi shall have the right to terminate this Agreement upon the happening of any of the following events:

                (a)           the breach of any material provision of this Agreement or any of the other agreements attached hereto as exhibits by the other party that is not cured within 90 days (or such other period or may be established by mutual agreement of the parties) after receipt of written notice of such breach given by the non-breaching party;

                (b)           the filing by or against the other party of any voluntary or involuntary petition in bankruptcy for corporate reorganization or any similar relief, the appointment of a receiver for the other party or its property, a general assignment by the other party for the benefit of its creditors, the inability admitted by the other party in writing to pay its debts as they mature, or the liquidation of the other party;

                (c)           the performance of this Agreement by the other party is precluded or constrained by causes beyond the control of such party, including without limitation fire, storm, flood, earthquake, explosion, accident, acts of public enemies, war, rebellion, insurrection, labor disputes or shortages, transportation embargo, or failure or delays in transportation, inability to secure raw materials, acts of God, or acts of governmental authority or agency thereof; or

                (d)           a change in control of either Deere or Hitachi. For purposes of this Section 9.2(d) and Section 9.4 below a “change in control” shall mean a change of nature that would be required to be reported, by a reporting company, in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, a change in control of a party shall be deemed to have occurred if (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the party or any person who on the date hereof is a director or officer of the party, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of that party representing 30% or more of the combined voting power of the party’s then outstanding securities, or (ii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of that party, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

                9.3           Liquidation and Dissolution. In the event that this Agreement is terminated pursuant to Section 9.2 above, the parties shall take such action as is necessary to cause the Board of Directors to adopt a plan of liquidation and dissolution of the Company (the “Plan”). The Plan shall include the return to each shareholder of any Confidential Information provided by such shareholder to the Company and the transfer and assignment by the Company of its interest in any and all inventions, know-how and improvements, patentable or unpatentable, developed by the Company during the term of this Agreement, to the shareholders to be held jointly. The Plan also shall provide that the proceeds of liquidation be applied and distributed in the following order of priority:

                (a)           to the payment of all of the Company’s liabilities;

                (b)           to the setting up of any reserves that the Board of Directors deems reasonably necessary to provide funds for any contingent or unforeseen obligations or liabilities of the Company. At the expiration of such period of time as the Board of Directors deems advisable, the balance of such reserves shall be distributed as provided in subsection (c) below; and

                (c)           to the shareholders in proportion to their respective shareholdings.

                The Company may sell any asset of the Company to any shareholder. Any expenses incurred in the liquidation shall be expenses of the Company.

                9.4           Products. In the event that this Agreement is terminated for any reason other than because of a material breach of this Agreement by Deere, Hitachi shall (a) for a period of five years following the date of such termination sell to Deere at Deere’s request, the same or substantially the same Deere branded products that the Company purchased from Hitachi or manufactured under the terms of this Agreement prior to its termination and (b) for a period of fifteen years following the date of such termination maintain manufacturing capabilities for the purpose of providing Deere with a reasonable stock of service parts for products sold to Deere. Hitachi shall make such sales to Deere on substantially the same terms and conditions set forth in the Supply Agreement attached hereto as Exhibit J, as amended to accommodate an OEM supply arrangement between Hitachi and Deere. Hitachi’s obligations to make such sales to Deere shall terminate upon the happening of (a) the filing by Deere of any voluntary petition in bankruptcy for corporate reorganization or any similar relief and thereafter Deere is unable to provide adequate assurance of its ability to pay for products sold to it by Hitachi as such debts mature and (b) any change in control of Deere that involves any entity which, or person who, is a direct competitor of Hitachi in the manufacture and sale of excavators.

                For the purposes of this Section 9.4, the term “change in control” shall have the meaning ascribed to it in Section 9.2(d) above.

ARTICLE X

Miscellaneous

                10.1         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each party hereto shall use its best efforts to cause the members of the Board of Directors designated by such party pursuant to Section 4.1 of this Agreement, to cause the Company to agree to be bound by all of the terms and conditions of this Agreement as though it were a party hereto.

                10.2         Entire Agreement. This instrument and the exhibits attached hereto supersede all prior understandings and agreements of the parties with respect thereto. Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto.

                10.3         Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

                10.4         Governing Law. This Agreement is executed in English, which shall be the controlling text and this Agreement and all related agreements (unless otherwise agreed) shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

                10.5         Severability. If any term, restriction or covenant of this Agreement is deemed illegal or unenforceable under the laws of the State of Illinois (or any other law deemed by a court of competent jurisdiction to be controlling), or if any application of any term, restriction or covenant of this Agreement to any person or circumstance is deemed illegal or unenforceable, the parties shall in good faith negotiate changes to the unenforceable term restriction or covenant so that the original intent of such term restriction or covenant is preserved insofar as is permissible by law.

                10.6         Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                10.7         Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

                10.8         Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and sent by certified or registered mail, return receipt requested, or sent by telex or facsimile transmission, as follows:

If to Deere, addressed to:

                                Deere & Company

                                John Deere Road

                                Moline, IL 61265

If to Hitachi, addressed to:

                                Hitachi Construction Machinery Co., Ltd.

                                Nippon Bldg. No. 6-2, 2-Chome

                                Ohtemachi, Chiyodo-Ku

                                Tokyo 100, Japan

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice given by telex or facsimile transmission shall be deemed to have been given on the date it is sent or the next business day if the date it is sent is not a business day, and any other authorized notice shall be deemed to have been given five (5) business days after the date it is sent.

                10.9         Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of its obligations hereunder to carry out the intent of the parties hereto.

                10.10       Arbitration.

                                (a)           Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which is unresolved within 90 days (or such other period as may be established by mutual agreement of the parties) of first written notification by either party, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three arbitrators, one selected by each of Deere and Hitachi, and the two arbitrators so selected choosing a third (or, failing agreement on the third, the International Chamber of Commerce choosing a third). Any arbitration shall occur in Paris, France.

                                (b)           Each of Deere and Hitachi hereby expressly submits itself generally and unconditionally to the personal jurisdiction of any United States or state court which sits in the State of Illinois which would have jurisdiction over the subject matter of an action to enforce an arbitration award provided, however, that neither party shall be deemed to have submitted to such jurisdiction unless or until it has been provided with actual notice of the pending of proceedings in such court and given adequate opportunity to appear.

                10.11       Assignment. Neither Hitachi nor Deere shall assign its rights or obligations pursuant to this Agreement except with the prior written consent of the other party.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DEERE & COMPANY

By	/s/ Thomas A. Gildehaus
THOMAS A. GILDEHAUS, EXECUTIVE VICE-PRESIDENT

HITACHI CONSTRUCTION MACHINERY, CO. LTD.

By	/s/ H. Okada
HAJIME OKADA, PRESIDENT